                                                                   Exhibit 3 (i)

                          CERTIFICATE OF INCORPORATION
                                       OF
                        WARWICK VALLEY TELEPHONE COMPANY

                Under Section 807 of the Business Corporation Law

     We, the undersigned, M. Lynn Pike and Herbert Gareiss, Jr., being respectively the President and the Secretary of Warwick Valley Telephone Company (the "Corporation"), do hereby certify that:

     I.   The name of the Corporation is Warwick Valley Telephone Company.

     II. The Certificate of Incorporation of the Corporation was filed by the Department of State of the State of New York on January 16, 1902.

     III. The Certificate of Incorporation of the Corporation, as amended heretofore, is hereby further amended to effect the following amendments authorized by Section 801 of the Business Corporation Law:

          A. To replace the purposes clause with a provision that provides as the Corporation's purposes those purposes permitted to any business corporation, and to delete the description of the territory in which the Corporation operated as a telephone corporation;

          B. To delete the provisions setting forth the calculation of the Corporation's capital;

          C. To change the authorized Common Shares from 2,160,000 shares, no par value, to 10,000,000 shares, par value $0.01 per share, as follows: change the 1,994,920 shares of Common Shares, no par value, currently issued, including those held in treasury, into 5,984,760 shares of Common Shares, par value $0.01 per share, at the rate of 3 shares of Common Shares for each share of Common Shares presently issued; and to change the authorized but unissued shares of Common Shares of the Corporation from 165,080 shares of Common Shares, no par value, to 4,015,240 shares, par value $0.01 per share, at the rate of approximately 24.323 shares to one.

          D. D To change the authorized but unissued Preferred Shares from 2,500, par value $100 per share, to 10,000,000 shares, par value $0.01 per share, that being a ratio of 4,000 Preferred Shares, par value $0.01 per share, for each authorized but unissued Preferred Share, par value $100 per share, and to leave unchanged the 5,000 presently issued and outstanding 5% Series Preferred Shares, as a consequence of which the Corporation shall have 10,005,000 authorized Preferred Shares, namely 10,000,000, par value $0.01 per share and 5,000, par value $100 per share (such 5,000 being the 5% Series Preferred Shares);

          E. To eliminate certain provisions relating to the 5% Series Preferred Shares that are no longer legally relevant due to changes in the New York laws relating to business corporations;

          F. To eliminate the apparent right of holders of 5% Series Preferred Shares to convert such shares at their discretion into shares of Common Shares, which apparent right was based on an inadvertent filing made without a required regulatory approval;

          G. To permit the Board of Directors of the Corporation to establish a new series of Preferred Shares with such terms and provisions as the Board of Directors deems appropriate, subject to certain limitations;

          H. To provide (i) for the fixing of the number of directors at no fewer than three (3) and no more than twelve (12), and (ii) for the removal of directors for cause by the shareholders or by the Board of Directors;

          I. To delete certain information with respect to the Corporation's initial directors and shareholders;

          J. To make conforming changes to Article, paragraph, section or clause numbers, capitalization and other stylistic changes (such as the consistent use of defined terms and referring to the "term of existence" rather than the "duration" of the Corporation);

          K. To delete the word "The" which may or may not be at the beginning of the Corporation's name to conform to the Corporation's practice; and

          L. To designate the Secretary of State of the State of New York as the Corporation's agent for service of process.

          IV. This Restatement and Amendment of the Certificate of Incorporation of the Corporation was authorized by a resolution adopted by the Board of Directors at a meeting thereof duly called and held, followed by the affirmative votes of the holders of the requisite percentage of the outstanding shares of Common Shares, cast in person or by proxy, at the Annual Meeting of the holders of Common Shares held on April 25, 2003, and, in addition, with respect to the authorization of additional shares of Preferred Shares, the correction of the inadvertent filing referred to above and the other changes in the class of Preferred Shares referred to above, by the affirmative votes of the holders of the requisite percentage of the outstanding shares of the Preferred Shares, cast in person or by proxy, at the Annual Meeting of the holders of Preferred Shares held on April 25, 2003. The aforementioned Annual Meeting was held upon notice, pursuant to section 605 of the Business Corporation Law, to every shareholder of record entitled to vote thereon, and neither the Certificate of Incorporation, as previously amended, nor any other Certificate filed pursuant to law requires a larger proportion of votes.

          IV. The text of the Certificate of Incorporation is hereby in its entirety restated and amended to read as set forth in full below:

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                          CERTIFICATE OF INCORPORATION
                                       OF
                        WARWICK VALLEY TELEPHONE COMPANY



     FIRST: The name of the Corporation is Warwick Valley Telephone Company.

     SECOND: The purposes for which the Corporation is formed are: To engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law of the State of New York, except that the Corporation is not organized to engage in any act or activity requiring the consent or approval of any official, department, board, agency or other body of the State of New York without first obtaining such consent or approval.

     THIRD: The total number of shares that the Corporation shall have the authority to issue is Twenty Million Five Thousand (20,005,000) shares. Of these Twenty Million Five Thousand (20,005,000) authorized shares:

     1. Ten Million (10,000,000) shares shall be Common Shares, and such Common Shares shall have a par value of $0.01 per share; and

     2. Ten Million Five Thousand (10,005,000) shares shall be Preferred Shares, and of such Preferred Shares:

          (a) Ten Million (10,000,000) shares shall have a par value of $0.01 per share; and

          (b) Five Thousand (5,000) shares shall have a par value of $100 per share, which shares shall be designated as 5% Series Preferred Shares and shall have the rights, preferences and limitations set forth in Article FOURTH below.

          Subject to any exclusive voting rights which may vest in holders of Preferred Shares under the provision of any series of Preferred Shares established by the Board of Directors pursuant to authority herein provided, and except as otherwise provided by law, the shares of Common Shares shall entitle the holders thereof to one vote for each share upon all matters upon which shareholders have the right to vote.

          Subject to the limitations and in the manner provided by law, shares of Preferred Shares may be issued from time to time in series and, subject to the provisions of Article FOURTH with respect to Preferred Shares, the Board of Directors is hereby authorized to establish and designate one or more series of Preferred Shares, to fix the number of shares constituting each such series, and to fix the designations and the relative rights, preferences and limitations of the shares of each such series and the variations in the relative rights, preferences and limitations as between series, and to increase and to decrease the number of shares constituting each such series.

          Subject to the limitations and in the manner provided by law, and subject to the provisions of Article FOURTH, the authority of the Board of Directors with respect to each such series shall include but shall not be limited to the authority to determine the following:

          1.   The designation of such series;

          2.   The number of shares initially constituting such series;

          3. The increase, and the decrease to a number not less than the number of the outstanding shares of such series, of the number of shares constituting such series theretofore fixed;

          4. Whether or not the shares of such series shall be redeemable and, if such shares shall be redeemable, the terms and conditions of such redemption, including but not limited to the date or dates upon or after which such shares shall be redeemable and the amount per share that shall be payable upon such redemption, which amount may vary under different conditions and at different redemption dates;

          5. The amount payable on the shares of such series in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided, however, that the holders of such shares shall be entitled to be paid, or to have set apart for payment, not less than the par value per share before the holders of shares of Common Shares or the holders of any other class of stock ranking junior to the Preferred Shares as to rights on liquidation shall be entitled to be paid any amount or to have any amount set apart for payment; provided, further, that, if the amounts payable on liquidation are not paid in full, the shares of all series of the Preferred Shares (including the 5% Series Preferred Shares) shall share ratably in any distribution of assets other than by way of dividends in accordance with the sums which would be payable in such distribution if all sums payable were discharged in full. A liquidation, dissolution or winding up of the Corporation, as such terms are used in this clause (5), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or a sale, lease or conveyance of all or a part of its assets;

          6. Whether or not the shares of such series shall have voting rights, in addition to the voting rights provided by law and, if such shares shall have such voting rights, the terms and conditions thereof, including but not limited to the right of the holders of such shares to vote as a separate class either alone or with the holders of shares of one or more other series of Preferred Shares and the right to have more than one vote per share;

          7. Whether or not a sinking fund shall be provided for the redemption of the shares of such series of Preferred Shares and, if such a sinking fund shall be provided, the terms and conditions thereof;

          8. Whether or not the shares of such series of Preferred Shares shall have conversion privileges, and, if such shares shall have conversion privileges, the terms and conditions of conversion, including but not limited to any provision for the adjustment of the conversion rate or the conversion price; and

          9. Any other relative rights, preferences and limitations which the Board of Directors, in its discretion, may determine.

          FOURTH: The respective rights, preferences and limitations of the shares of 5% Series Preferred Shares are set forth in the following subdivisions designated (1) to (5) inclusive which are hereinafter referred to as subdivisions of this Article FOURTH.

          The designations, preferences, privileges, voting powers, restrictions and qualifications of the 5% Series Preferred Shares are as follows:

          1. The holders of the 5% Series Preferred Shares shall be entitled to cumulative dividends thereon at the rate of five per cent (5%) per annum on the par value thereof, payable quarterly on March 31, June 30, September 30 and December 31 of each year, in priority to the payments of dividends on the Common Shares. Said dividends shall be cumulative so that if the Corporation shall fail in any fiscal year to pay such dividends upon all the issued and outstanding 5% Series Preferred Shares, the deficiency shall be fully paid without interest before any dividends shall be set apart or paid on the Common Shares. Subject to the foregoing provisions, the 5% Series Preferred Shares shall not be entitled to participate in any other or additional surplus or earnings of the Corporation. The Board of Directors, in its discretion, may declare and pay dividends on the Common Shares concurrently with dividends on the 5% Series Preferred Shares for any dividend period for any fiscal year when such dividends are applicable to the Common Shares, provided, however, that all accumulated dividends on the 5% Series Preferred Shares for all previous fiscal years and all dividends for the previous dividend periods for that fiscal year shall have been paid in full.

          2. In case of the liquidation or dissolution or distribution of the assets of the Corporation, the holders of 5% Series Preferred Shares shall be paid the par value thereof and the amount of all unpaid accrued dividends thereon before any amount shall be payable to the holders of the Common Shares.

          3. The 5% Series Preferred Shares may be redeemed in whole or in part on any day on which a dividend shall be payable upon payment to the holders thereof the sum of One Hundred Dollars ($100.00) per share, and the amount of all unpaid accrued dividends thereon at the date of such redemption. The 5% Series Preferred Shares to be redeemed, if less than the whole thereof, shall be determined by lot in such manner as the Board of Directors shall determine. Thirty days' notice of such redemption shall be mailed to the holder of each such share to be redeemed at his last known post office address, as the same appears in the books of the Corporation, and upon the expiration of such thirty days all the rights and privileges of such redeemed shares and the holders thereof, except the right to receive the redemption price and accrued unpaid dividends, shall cease and terminate.

          4. The 5% Series Preferred Shares shall have no voting power except as otherwise herein specifically provided, however, that upon default in the payment of six quarterly dividends upon the 5% Series Preferred Shares, the holders of the 5% Series Preferred Shares shall thereafter, and until such default shall have been cured, be entitled to cast one vote for each such share upon all questions upon which the holders of Common Shares shall have the authority to vote, and, voting separately as a class together with the holders of any other series of Preferred Shares to elect the majority of the Board of Directors, the remaining members of the Board of Directors to be elected by the holders of the Common Shares.

          5. The entire voting power shall be vested in the Common Shares, except in the event of default in the payment of dividends upon the 5% Series Preferred Shares, in which event said series shall have voting power as herein provided, and, except as otherwise provided for the Preferred Shares of another series which may be designated, the Common Shares shall be vested with the whole interest in the earnings and assets of the corporation.

          FIFTH: The vote of the shareholders of the Corporation required to approve any Business Combination shall be as set forth in this Article FIFTH. The term "Business Combination" shall have the meaning ascribed to it in sub-paragraph 1(b) of this Article FIFTH. Each other capitalized term shall have the meaning ascribed to it in subparagraph 3 of this Article FIFTH.

          1.

               (a) In addition to any affirmative vote required by law or this Certificate of Incorporation and except as otherwise expressly provided in sub-paragraph 2 of this Article FIFTH:

                    (i) any merger or consolidation of the Corporation or any
               Subsidiary with (1) any Interested Shareholder or (2) any other person (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate of an Interested Shareholder; or

                    (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of One Million Dollars ($1,000,000) or more; or

                    (iii) the issuance or transfer by the Corporation or any
               Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of One Million Dollars ($1,000,000) or more, other than the issuance of securities upon the conversion of convertible securities of the Corporation or any Subsidiary which were not acquired by such Interested Shareholder (or such Affiliate) from the Corporation or a Subsidiary; or

                    (iv) the adoption of any plan or proposal for the
               liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder or any Affiliate of any Interested Shareholder; or

                    (v) any transaction involving the Corporation or any
               Subsidiary (whether or not with or into or otherwise involving an Interested Shareholder), and including without limitation, any reclassification of securities (including any reverse stock split), or recapitalization or reorganization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any self-tender offer for or repurchase of securities of the Corporation by the Corporation or any Subsidiary or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder), which in any such case has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity securities or securities convertible into equity securities of the Corporation or any Subsidiary which is directly or indirectly beneficially owned by any Interested Shareholder or any Affiliate of any Interested Shareholder;

shall require the affirmative vote of the holders of at least 70 percent of the combined voting power of the then outstanding shares of the Voting Stock, in each case voting together as a single class (it being understood that for purposes of this Article FIFTH each share of the Voting Stock shall have the number of votes granted to it pursuant to this Certificate of Incorporation or the terms of any series of the Corporation's Preferred Shares), which vote shall include the affirmative vote of at least two-thirds (2/3) of the combined voting power of the outstanding shares of Voting Stock held by shareholders other than the Interested Shareholder. Such affirmative vote shall be required notwithstanding any provision of law or any other provision of this Certificate of Incorporation or any agreement which might permit a lesser vote or no vote and in addition to any affirmative vote required of the holders of any class or series of Voting Stock pursuant to law, this Certificate of Incorporation or the terms of any series of the Corporation's Preferred Shares.

                    (b) The term "Business Combination" as used in this Article
               FIFTH shall mean any transaction that is referred to in any one or more clauses (i) through (v) of sub-paragraph 1(a) of this Article FIFTH.

               2. The provisions of sub-paragraph 1 (a) of this Article FIFTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as may be required by law, any other provision of this Certificate of Incorporation, or the terms of any series of the Corporation's Preferred Shares, if, in the case of a Business Combination that does not involve any cash or other consideration being received by the shareholders of the Corporation, solely in their respective capacities as shareholders of the Corporation, the condition specified in the following sub-paragraph (a) is met, or, in the case of any other Business

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                    Combination, the conditions specified in the following
                    sub-paragraph (a) or the conditions specified in the following sub-paragraph (b) are met:



                    (a) such Business Combination shall have been approved by a majority of the Disinterested Directors; or

                    (b) each of the conditions specified in the following
               clauses (i) through (v) shall have been met:

                         (i) the aggregate amount of the cash and Fair Market
                    Value as of the Consummation Date of any consideration other than cash to be received per share by the holders of Common Shares in such Business Combination shall be at least equal to the highest of the following (it being intended that the requirements of this clause (b)(i) shall be met with respect to all Common Shares outstanding whether or not the Interested Shareholder has acquired any Common Shares):

                                   (1) if applicable, the highest per share
                         price (including any brokerage commissions, transfer taxes and soliciting dealer's fees) paid in order to acquire any common shares beneficially owned by the Interested Shareholder which were acquired beneficially by such Interested Shareholder (x) within the two-year period immediately prior to the Announcement Date or (y) in the transaction in which it became an Interested Shareholder, whichever is higher; or

                                   (2) the Fair Market Value per Common Share on
                         the Announcement Date or on the Determination Date, whichever is higher; or

                                   (3) the amount which bears the same
                         percentage relationship to the Fair Market Value of the Common Shares on the Announcement Date as the highest per share price determined in (b)(i)(1) above bears to the Fair Market Value of the common shares on the date of the commencement of the acquisition of Common Shares by such Interested Shareholder; and

                         (ii) the aggregate amount of the cash and the Fair
                    Market Value as of the Consummation Date of any consideration other than cash to be received per share by holders of the shares of any class or series of outstanding Voting Stock other than Common Shares shall be at least equal to the highest of the following (it being intended that the requirements of this clause (b)(ii) shall be met with respect to every class and series of such Voting Stock, whether or not the Interested Shareholder has previously acquired any shares of a particular class or series of such Voting Stock):

                                   (1) if applicable, the highest per share
                         price (including any brokerage commissions, transfer taxes and soliciting dealer's fees) paid in order to acquire any shares of such class or series Voting Stock beneficially owned by the Interested Shareholder that were acquired beneficially by such Interested Shareholder (x) within the two-year period immediately prior to the Announcement Date or
                         (y) in the transaction in which it became the Interested Shareholder, whichever is higher; or

                                   (2) if applicable, the highest preferential
                         amount per share to which the holders of shares of such class or series of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company; or

                                   (3) the Fair Market Value per share of such
                         class or series of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher; or

                                   (4) the amount which bears the same
                         percentage to the Fair Market Value of such class or series of Voting Stock on the Announcement Date as the highest per share price in clause (b)(ii)(1) above bears to the Fair Market Value of such Voting Stock on the date of the commencement of the acquisition of such Voting Stock by such Interested Shareholder; and

                         (iii) the consideration to be received by holders of a
                    particular class or series of outstanding Voting Stock (including Common Shares) shall be in cash or in the same form as was previously paid in order to acquire beneficially shares of such class or series of Voting Stock that are beneficially owned by the Interested Shareholder and, if the Interested Shareholder beneficially owns shares of any class or series of Voting Stock that were acquired with varying forms of consideration, the form of consideration to be received by each holder of shares of such class or series of Voting Stock shall be, at the option of such holder, either cash or the form used by the Interested

                    Shareholder to acquire beneficially the largest number of shares of such class or series of Voting Stock beneficially acquired by it prior to the Announcement Date; and

                        (iv) after such Interested Shareholder has become an
                    Interested Shareholder and prior to the consummation of such Business Combination:

                                (1) such Interested Shareholder shall not have
                        become the beneficial owner of any additional shares of Voting Stock of the Corporation, except as part of the transaction in which it became an Interested Shareholder or upon conversion of convertible securities acquired by it prior to becoming an Interested Shareholder or as a result of a pro rata stock dividend or stock split; and

                                (2) such Interested Shareholder shall not have
                        received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits or other tax advantages provided by the Corporation or any Subsidiary, whether in anticipation of or in connection with such Business Combination or otherwise; and

                                (3) such Interested Shareholder shall not have
                        caused any material change in the Corporation's business or capital structure including, without limitation, the issuance of shares of capital stock of the Corporation to any third party; and

                                (4) there shall have been (x) no failure to
                        declare and pay at the regular date therefore the full amount of dividends (whether or not cumulative) on any outstanding preferred shares of the Corporation except as approved by a majority of the Disinterested Directors, (y) no reduction in the annual rate of dividends paid on Common Shares (except as necessary to reflect any subdivision of the Common Shares), except as approved by a majority of the Disinterested Directors, and (z) an increase in such annual rate of dividends (as necessary to prevent any such reduction) in the event of any reclassification (including any reverse stock split), recapitalization, reorganization, self tender offer or any similar transaction which has the effect of reducing the number of outstanding Shares of Common Shares, unless the failure so to increase such annual rate was approved by a majority of the Disinterested Directors; and

                        (v) a proxy or information statement describing the
                    proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules and regulations), whether or not the Corporation is then subject to such requirements, shall be mailed by and at the expense of the Interested Shareholder at least thirty (30) days prior to the Consummation Date of such Business Combination to the public shareholders of the Corporation (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions), and may contain at the front thereof in a prominent place (i) any recommendations as to the advisability (or inadvisability) of the Business Combination which the Disinterested Directors, if any, may choose to state, and (ii) the opinion of a reputable national or regional investment banking firm with expertise in telecommunications as to the fairness (or not) of such Business Combination from the point of view of the remaining public shareholders of the Corporation (such investment banking firm to be engaged solely on behalf of the remaining public shareholders, to be paid a reasonable fee for its services by the Corporation upon receipt of such opinion, to be unaffiliated with such Interested Shareholder, and, if there are at the time any Disinterested Directors, to be selected by a majority of the Disinterested Directors).

               3    For purposes of this Article FIFTH:

                    (a) A "person" shall include, without limitation, any
               individual, firm, corporation, group (as such term is used in Regulation 13D-G of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on January 1, 1987) or other entity.

                    (b) "Interested Shareholder" shall mean any person (other
               than the Corporation or any Subsidiary or any employee benefit plan of the Corporation or any Subsidiary) who or which:

                         (i) is the beneficial owner, directly or indirectly, of
                    more than 10 percent of the combined voting power of the then outstanding shares of Voting Stock; or

                         (ii) is an Affiliate of the Corporation and at any time
                    within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10 percent or more of the combined voting power of the then outstanding shares of Voting Stock; or

                         (iii) is an assignee of or has otherwise succeeded to
                    the beneficial ownership of any shares of Voting Stock that were at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

                    (c) A person shall be a "beneficial owner" of any Voting
                    Stock:

                         (i) which such person or any of its Affiliates or
                    Associates beneficially owns, directly or indirectly; or

                         (ii) which such person or any of its Affiliates or
                    Associates has (1) the right to acquire (whether or not such right is exercisable immediately) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (2) the right to vote or direct the vote pursuant to any agreement, arrangement or understanding; or

                         (iii) which are beneficially owned, directly or
                    indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

                    (d) For the purposes of determining whether a person is an
               Interested Shareholder pursuant to sub-paragraph 3 (b) of this Article FIFTH, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned by such Interested Shareholder through application of sub-paragraph 3 (c) of this Article FIFTH but shall not include any other shares of Voting Stock that may be issuable pursuant to any agreement, arrangements or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

                    (e) "Affiliate" and "Associate" shall have the respective
               meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on January 1, 1987.

                    (f) "Subsidiary" shall mean any person more than 50 percent of whose outstanding equity securities having ordinary voting power in the election of directors is owned, directly or indirectly, by the Corporation or by a Subsidiary or by the Corporation and one or more Subsidiaries; provided, however, that for the purposes of the definition of Interested Shareholder set forth in sub-paragraph 3(b) of this Article FIFTH, the term "Subsidiary" shall mean only a person of which a majority of each class of stock ordinarily entitled to vote for the election of directors is owned, directly or indirectly, by the Corporation.

                    (g) "Disinterested Director" shall mean any member of the
               Board of Directors of the Corporation who is unaffiliated with, and not a nominee of, the Interested Shareholder and was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Disinterested Director who is unaffiliated with, and not a nominee of, the Interested Shareholder and who is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.

                    (h) "Fair Market Value" shall mean: (1) in the case of
               stock, the highest closing sale price during the 30-day period commencing on the 40th day preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks; or, if such stock is not quoted on the New York Stock Exchange Composite Tape, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed; or if such stock is not listed on any such exchange, the highest closing sale price or bid quotation with respect to a share of such stock during the 30-day period commencing on the 40th day preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use; or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Disinterested Directors in good faith; and (2) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Disinterested Directors in good faith.

                    (i) In the event of any Business Combination in which the
               Corporation survives, the phrase "any consideration other than cash to be received" as used in sub-paragraphs 2(b)(i) and 2(b)(ii) of this Article FIFTH shall include Common Shares and/or the shares of any other class or series of outstanding Voting Stock retained by the holders of such shares.

                    (j) "Announcement Date" shall mean the date of first public announcement of the proposed Business Combination.

                    (k) "Determination Date" shall mean the date on which the
               Interested Shareholder became an Interested Shareholder.

                    (l) "Consummation Date" shall mean the date of the
               consummation of the Business Combination.

                           (m) The term "Voting Stock" shall mean, in any given
                  time, all outstanding shares of Common Shares of the Corporation and all outstanding shares of any other classes or series of the corporation's capital stock, the holders of which are entitled at such time to vote upon all questions upon which the holders of shares of Common Shares shall have the authority to vote, in each case voting together as a single class.

                  4. A majority of the Disinterested Directors shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article FIFTH including, without limitation:

                           (a) whether a person is an Interested Shareholder;

                           (b) the number of shares of Voting Stock or any other
                  stock beneficially owned by any person;

                           (c) whether a person is an Affiliate or Associate of
                  another person;

                           (d) whether the requirements of sub-paragraph 2(b) of
                  this Article FIFTH have been met with respect to any Business Combination;

                           (e) whether the assets which are the subject of any
                  Business Combination have, or the consideration to be received for the issuance or transfer of securities by the corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of One Million Dollars ($1,000,000) or more; and

                           (f) all other matters with respect to which a
                  determination is required under this Article FIFTH.

                  5. Nothing contained in this Article FIFTH shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

                  6. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 70 percent of the combined voting power of the Voting Stock shall be required to alter, amend or repeal this Article FIFTH or to adopt any provision inconsistent therewith; provided, however, that if there is an Interested Shareholder on the record date for the meeting at which such action is submitted to the shareholders for their consideration, such 70 percent vote must include the affirmative vote of at least two-thirds (2/3) of the combined voting power of the outstanding shares of Voting Stock held by shareholders other than the Interested Shareholder.

                  7. Nothing contained in this Article FIFTH is intended, or shall be construed, to affect any of the relative rights, preferences or limitations, within the meaning of such terms under Section 801(b)(12) of the New York Business Corporation Law or any successor statute, of any shares of any authorized class or series of the corporation's stock, whether issued or unissued.

                  SIXTH: The Board of Directors of the Corporation, when evaluating any offer of another party to (1) purchase, or exchange any securities or property for, any outstanding equity securities of the Corporation or any subsidiary; (2) merge or consolidate the Corporation or any subsidiary with another company; or (3) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation or any subsidiary, shall, in connection with the exercise of its judgment in determining what is in the best interest of the Corporation and its shareholders, give due consideration not only to the price or other consideration being offered but also to all other relevant factors, including, without limitation, (i) the financial and managerial resources and future prospects of the offeror; (ii) the possible effects on the business of the Corporation and its subsidiaries and on the ratepayers, and other customers, employees, suppliers and creditors of the Corporation and its subsidiaries; and (iii) the possible effects on the communities in which the facilities of the Corporation and its subsidiaries are located. In so evaluating any such offer, the Board of Directors shall be deemed to be acting in accordance with its duly authorized duties and in good faith, in the best interests of the Corporation.

                  SEVENTH: Except as otherwise specifically provided by law or in this Certificate of Incorporation, the affirmative vote in person or by proxy of the holders of seventy percent (70%) of the combined voting power of the issued and outstanding common shares of the Corporation and the issued and outstanding shares of any other classes or series of the Corporation's capital stock, the holders of which are entitled at the time to vote upon all questions upon which the holders of Common Shares shall have the authority to vote, shall be required to adopt any plan of merger or consolidation (other than any plan of merger involving the merger into the Corporation of one or more subsidiaries of the Corporation, provided the Corporation owns 90% or more of each class of stock of such subsidiary or subsidiaries) or to approve the sale of all or substantially all of the Corporation's assets. Any amendment to the Certificate of Incorporation which amends, deletes or otherwise modifies or changes this section of the Certificate of Incorporation or any part thereof, shall be authorized by a like vote of the shareholders. Nothing contained in this Article SEVENTH is intended, or shall be construed, to affect any of the relative rights, preferences or limitations, within the meaning of such terms under Section 801(b)(12) of the New York Business Corporation Law or any successor statute, of any shares of any authorized class or series of the Corporation's stock, whether issued or unissued.

                  EIGHTH: The term of existence of the Corporation shall be perpetual.

                  NINTH: To the fullest extent now or hereafter provided for or permitted by law, no director of the Corporation shall be personally liable to the Corporation or its shareholders for damages for any breach of duty in such capacity. Neither the amendment or repeal of this Article nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article shall eliminate or reduce the protection afforded by this Article to a director of the Corporation in respect to any matter which occurred, or any cause of action, suit or claim which but for this Article would have accrued or arisen, prior to such amendment, repeal or adoption.

                  TENTH: 1. Subject to the rights of holders of Preferred Shares to elect directors under specified circumstances, the number of directors of the Corporation shall be not less than three (3) nor more than twelve (12).

                         2.  Subject to the rights of holders of Preferred
Shares, any director may be removed from office only for cause and (i) by the affirmative vote of the holders of not less than a majority of the voting power of all of the outstanding shares of capital stock entitled to vote generally in the election of such directors or (ii) by the majority vote of the members of the Board of Directors then in office. For purposes of this Paragraph, "cause" shall mean the willful and continuous failure of a director to substantially perform such director's duties to the Corporation (other than any such failure resulting from incapacity due to physical or mental illness) or the willful engaging by a director in gross misconduct materially and demonstrably injurious to the Corporation.

                  ELEVENTH: No holder of any share of stock of this Corporation shall be entitled as a matter of right to subscribe for, purchase or receive any part of the unissued stock of the Corporation or any stock of the Corporation to be issued by reason of any increase of the authorized capital stock of the Corporation or any stock of the Corporation purchased by the Corporation or by its nominees, or to subscribe for, purchase or receive any rights to or option to purchase any such stock or any bonds, certificates of indebtedness, debentures or other securities convertible into or carrying options or warrants to purchase stock or other securities of the Corporation, or have any other pre-emptive rights as now or hereafter defined by the laws of the State of New York.

                  TWELFTH: The office of the Corporation in the State of New York is located in the County of Orange. The Secretary of State of the State of New York is hereby designated as an agent of the Corporation on whom all process in any action or proceeding against the Corporation may be served within the State of New York. The address to which the Secretary of State shall mail a copy of any process that may be served upon him is Warwick Valley Telephone Company,
Attention: President, 47 Main Street, Warwick, New York 10990.

                                     ******

                  IN WITNESS WHEREOF, the undersigned have executed and subscribed this Restated Certificate of Incorporation this 10th day of September, 2003.

                            /S/ M. Lynn Pike
                            ----------------
                            M. Lynn Pike
                            President and Chief Executive Officer

                            /S/ Herbert Gareiss, Jr.
                            ------------------------
                            Herbert Gareiss, Jr.
                            Secretary

STATE OF NEW YORK )
                  )SS:
COUNTY OF ORANGE  )

                  On Sept. 10, 2003, M. Lynn Pike, being duly sworn, deposes and says that he is the President and Chief Executive Officer of Warwick Valley Telephone Company, the corporation named in the foregoing Restated and Amended Certificate of Incorporation, that he has read and signed the foregoing Restated Certificate of Incorporation, and that the statements contained therein are true.

                        /S/ Cynthia S. O'Neill
                        ----------------------
                        Notary Public

                        CYNTHIA S. O'NEILL
                        Notary Public, state of New York
                        No. 50432425
                        Qualified in Orange County
                        Commission Expires August 29, 2006

STATE OF NEW YORK )
                  )SS:
COUNTY OF ORANGE  )

                  On Sept. 10, 2003, Herbert Gareiss, Jr., being duly sworn, deposes and says that he is the Secretary of Warwick Valley Telephone Company, the corporation named in the foregoing Restated and Amended Certificate of Incorporation, that he has read and signed the foregoing Restated Certificate of Incorporation, and that the statements contained therein are true.

                        /S/ Cynthia S. O'Neill
                        ----------------------
                        Notary Public


                        CYNTHIA S. O'NEILL
                        Notary Public, state of New York
                        No. 5032425
                        Qualified in Orange County
                        Commission Expires August 29, 2006